Exhibit 3.2.1

Number 519799 Certificate of Incorporation I hereby certify that GRIFOLS WORLDWIDE WAREHOUSE AND OPERATIONS LIMITED is this day incorporated under  the Companies Acts 1963 to 2012, and that the company is limited. Given under my hand at Dublin, this Thursday, the 8th day of November, 2012 for Registrar of Companies